Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

Fax: (414) 271-3552

www.quarles.com

May 29, 2014

Bank Mutual Corporation

4949 West Brown Deer Road

Milwaukee, Wisconsin 53223

Re:	Bank Mutual Corporation 2014 Incentive Compensation Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by Bank Mutual Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 3,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which may be issued pursuant to the Company’s 2014 Incentive Compensation Plan (the “2014 Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the 2014 Plan; (iv) the corporate proceedings relating to adoption of the 2014 Plan and the issuance of the Shares pursuant to the 2014 Plan; and (v) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation in active status under the laws of the State of Wisconsin.

2.	The Shares to be issued or sold from time to time pursuant to the 2014 Plan, which are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the 2014 Plan, when issued as and for the consideration contemplated by the Registration Statement and the 2014 Plan, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP